Exhibit 99.1

Alzamend Neuro Announces Additional Investment Under Its Investigational New Drug Application for AL001 for Dementia Related to Alzheimer’s Pursuant to the Securities Purchase Agreement with Digital Power Lending

Tampa, FL, August 4, 2021 – Alzamend Neuro, Inc. (Nasdaq: ALZN) (“Alzamend”) announced that Digital Power Lending, LLC (“DPL”), a wholly owned subsidiary of Ault Global Holdings, Inc. (“AGH”) (NYSE American: DPW), a diversified holding company, has made an additional investment in Alzamend, a related party of AGH and early clinical-stage biopharmaceutical company focused on developing novel products for the treatment of neurodegenerative diseases and psychiatric disorders.

Additional Investment in Alzamend Neuro, Inc.

On July 28, 2021, Alzamend received a “study may proceed” letter from the U.S. Food and Drug Administration for a Phase 1a study under Alzamend’s Investigational New Drug application for AL001, a lithium-based ionic cocrystal oral therapy for patients with dementia related to mild, moderate, and severe cognitive impairment associated with Alzheimer’s disease.

Based on the achievement of this milestone, under the March 12, 2021 securities purchase agreement, Alzamend sold an additional 1,333,333 shares of its common stock to DPL for $2 million, or $1.50 per share, and issued to DPL warrants to acquire 666,667 shares of its common stock with an exercise price of $3.00 per share. The premise of this investment into Alzamend was to provide Alzamend a committed source of capital, driven by milestones, to fund Alzamend’s therapeutic treatments through the end of Phase 1 clinical trials. A third tranche in the amount of $4,000,000 for the purchase of an aggregate of 2,666,667 shares and warrants to purchase an additional 1,333,333 shares shall be issued to DPL upon DPL receiving written confirmation from Alzamend that its Phase 1a human clinical trial for AL001 has been completed.

Stephan Jackman, Chief Executive Officer of Alzamend, stated, “We are grateful for the support of Alzamend in our endeavors to develop treatments and cures for Alzheimer’s, other neurodegenerative diseases, and psychiatric disorders represented by DPL’s investment in us. With the closing of our IPO in June 2021 and the additional funding related to this significant milestone, we believe we are well-positioned to make significant progress towards moving AL001 down the path of our upcoming human clinical trials without the need to raise new capital.”

Alzamend’s mission is to help the Alzheimer’s disease community by supporting the full product development life cycle of treatment and cures for dementia and Alzheimer’s disease driven by the belief that strong support of research is the foundation for true innovation. Dementia is not a normal part of aging, and there are numerous symptoms that can indicate cognitive and neurological impairments. Alzheimer’s disease is the most common form of dementia. This disease robs people of their loved ones, as memories are erased and personalities are diminished. Alzamend’s vision statement nicely sums up their mission: “Together We Can ‘Make Alzheimer’s Just a Memory!’™”.

The economic impact of Alzheimer’s disease can be as devastating as the emotional stress. Over 47 million people in the world currently live with Alzheimer’s disease or dementia, with over 6.2 million in the U.S. (two-thirds are women). The lifetime cost of care for an Alzheimer’s disease patient is estimated at $374,000 in the U.S. According to the Alzheimer’s Association, it is estimated that Alzheimer’s and dementia deaths increased more than 16% in 2021 due to COVID-19. In 2021, Alzheimer’s and dementia will cost the U.S. an estimated $355 billion with the costs expected to rise into the trillions in the next 25 years. In addition, Medicare and Medicaid is expected to pay approximately $239 billion, or 67% of the treatment and long-term care costs associated with Alzheimer’s disease and dementia, with another $79 billion of out-of-pocket costs. According to the Alzheimer’s Association, 11 million Americans provide an estimated 15.3 billion hours of unpaid care per year, valued at $257 billion, for these patients with two-thirds of these being women, and one-third being daughters.

About Alzamend Neuro

We are a preclinical stage biopharmaceutical company focused on developing novel products for the treatment of neurodegenerative diseases and psychiatric disorders, including Alzheimer’s disease. With our two current and future product candidates, we aim to bring treatments or cures to market at a reasonable cost as quickly as possible. Our current pipeline consists of two novel therapeutic drug candidates, AL001 - a patented ionic cocrystal technology delivering a therapeutic combination of lithium, proline, and salicylate, and AL002 - a patented method using a mutant-peptide sensitized cell as a cell-based therapeutic vaccine that seeks to restore the ability of a patient’s immunological system to combat Alzheimer’s disease. Both of our product candidates are licensed from the pursuant to royalty-bearing exclusive worldwide licenses.

Forward-Looking Statements

This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "believes," "plans," "anticipates," "projects," "estimates," "expects," "intends," "strategy," "future," "opportunity," "may," "will," "should," "could," "potential," or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and Alzamend undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect Alzamend’s business and financial results are included in Alzamend’s filings with the U.S. Securities and Exchange Commission. All filings are available at www.sec.gov and on Alzamend’s website at www.AlzamendNeuro.com.

Contacts:

Email: Info@Alzamend.com or call: 1-844-722-6333